Mizuho Financial Group, Inc.

Marunouchi 2-chome Building, 2-5-1,

Marunouchi, Chiyoda-ku,

Tokyo, 100-8333, Japan

July 23, 2013

US Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Re:	Notice of Disclosure Filed in Annual Report on Form 20-F Under Section 219 of the Iran Threat Reduction and Syria Human Rights Act of 2012 and Section 13(r) of the Exchange Act

Ladies and Gentlemen:

Pursuant to Section 219 of the Iran Threat Reduction and Syria Human Rights Act of 2012 and Section 13(r) of the Securities and Exchange Act of 1934, as amended, notice is hereby provided that Mizuho Financial Group, Inc. has made disclosure pursuant to such provisions in its Annual Report on Form 20-F for the fiscal year ended March 31, 2013, which was filed with the U.S. Securities and Exchange Commission on July 23, 2013.

Sincerely,

Mizuho Financial Group, Inc.

By:	/s/ Masakane Koike
	Name:	Masakane Koike
	Title:	Head of Risk Management Group and Head of Compliance Group Managing Director and Managing Executive Officer